Exhibit 99.3
ZYTEL CORPORATION
REPORT ON AUDITS OF
FINANCIAL STATEMENTS
FOR THE YEARS ENDED
DECEMBER 31, 2009 AND 2008

TABLE OF CONTENTS
INDEPENDENT AUDITORS’ REPORT

Page

FINANCIAL STATEMENTS

Balance Sheets	1 - 2

Statements of Income and Retained Earnings (Deficit)	3

Statements of Cash Flows	4

NOTES TO FINANCIAL STATEMENTS	5 - 9

INDEPENDENT AUDITORS’ REPORT
Management of Zytel Corporation
Zytel Corporation
Boynton Beach, Florida
We have audited the accompanying balance sheets of Zytel Corporation (the “Company”) as of December 31, 2009 and 2008, and the related statements of income and retained earnings (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Zytel Corporation as of December 31, 2009 and 2008, and the results of its operations and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.
/s/ Stegman & Company

Baltimore, Maryland
May 14, 2010

ZYTEL CORPORATION
BALANCE SHEETS
DECEMBER 31, 2009 AND 2008

(in thousands except share and per share amounts)
ASSETS

	2009	2008

CURRENT ASSETS:

Cash and cash equivalents	$1,557	$373
Accounts receivable — trade, less allowance for doubtful accounts of $0 and $200 in 2009 and 2008, respectively	2,286	1,530
Deferred income taxes	—	80
Other current assets	10	8

Total current assets	3,853	1,991

PROPERTY AND EQUIPMENT — net	21	30

TOTAL ASSETS	$3,874	$2,021

LIABILITIES AND STOCKHOLDER’S EQUITY

	2009	2008

CURRENT LIABILITIES:

Accrued wages	$4	$23
Payroll taxes withheld and accrued	243	538
Income taxes payable	987	172
Liability for unrecognized tax benefits	1,060	0
Accrued retirement plan contributions payable	476	505

Total current liabilities	2,770	1,238

STOCKHOLDER’S EQUITY:
Common stock — $0.10 par value, 1,000 shares authorized, issued and outstanding	0	0
Retained earnings	1,104	783

Total stockholder’s equity	1,104	783

TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$3,874	$2,021

See independent auditors’ report and accompanying notes to financial statements.

ZYTEL CORPORATION
STATEMENTS OF INCOME AND RETAINED EARNINGS (DEFICIT)
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008
(in thousands except share and per share amounts)

	2009	2008

CONTRACT REVENUE	$15,236	$10,207

DIRECT COSTS OF CONTRACTS	10,544	7,514

GROSS PROFIT	4,692	2,693

INDIRECT EXPENSES —
Selling, general and administrative expenses	2,361	2,455

INCOME FROM OPERATIONS	2,331	238

OTHER (EXPENSE) INCOME
Interest expense and penalties	(143)	—
Interest income	3	1
Other income	4	—

Total other (expense) income	(136)	1

INCOME BEFORE PROVISION FOR INCOME TAXES	2,195	239

PROVISION FOR INCOME TAXES	894	94

NET INCOME	1,301	145

RETAINED EARNINGS AT BEGINNING OF YEAR	783	638

CUMULATIVE EFFECT OF AN ACCOUNTING CHANGE	(930)	—

RETAINED EARNINGS (DEFICIT) AT BEGINNING OF YEAR — AS RESTATED	(147)	638

DIVIDENDS	(50)	—

RETAINED EARNINGS AT END OF YEAR	$1,104	$783

See independent auditors’ report and accompanying notes to financial statements.

ZYTEL CORPORATION
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008
(in thousands except share and per share amounts)

	2009	2008

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,301	$145
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	9	9
Deferred income taxes	80	(80)
Bad debt expense	88	200
Changes in operating assets and liabilities:
Accounts receivable — trade	(843)	(461)
Other current assets	(3)	(8)
Accounts payable	—	(407)
Accrued retirement plan contributions payable	(28)	251
Accrued wages	(19)	14
Payroll taxes withheld and accrued	(295)	538
Income taxes payable	814	172
Liability for unrecognized tax benefits	130	—

Net cash provided by operating activities	1,234	373

CASH FLOWS FROM FINANCING ACTIVITIES —
Dividends paid	(50)	—

NET INCREASE IN CASH AND CASH EQUIVALENTS	1,184	373

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	373	—

CASH AND CASH EQUIVALENTS AT END OF YEAR	$1,557	$373

Supplemental disclosures of cash flows information:
Cash paid for the year for:

Interest	$—	$—

Income taxes	$2	$5

See independent auditors’ report and accompanying notes to financial statements.

ZYTEL CORPORATION
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008
(in thousands)
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Nature of Operations
Zytel Corporation (the “Company”, “Zytel”, “We”, “Us”, “Our”), incorporated in Florida in 2002, provides architectural conceptualization and system engineering, as well as technical and acquisition support, to large scale cyber initiatives at the National Security Agency. Zytel supports the Intelligence Community by supplying the technical leadership and professional acquisition support required for the design and implementation of multi-billion dollar secure processing systems. Examples of this include the architectural analysis and management of multi-program operations, system engineering for large scale information processing initiatives, data modeling, configuration management, budget estimation, and master program scheduling employing “Earned Value Management”.
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses. Actual results could differ from those estimates.
Cash and Cash Equivalents
For purposes of the statements of cash flows, the Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents. The Company continually monitors its position with, and the credit quality of, the financial institutions with which it invests.
Accounts Receivable and Allowance for Doubtful Accounts
Accounts receivable are stated at the amount management expects to collect from outstanding balances. The provision for uncollectible amounts is continually reviewed and adjusted to maintain the allowance at a level considered adequate to cover future losses. The allowance is management’s best estimate of outstanding amounts for which collection is considered doubtful, and is determined based on historical performance that is tracked by the Company on an ongoing basis. Receivable amounts that management has determined to be uncollectible are charged-off. The losses ultimately incurred could differ materially in the near term from the amounts estimated in determining the allowance. The allowance for doubtful accounts was $0 and $200 at December 31, 2009 and 2008.

Concentration of Credit Risk
The Company grants credit in the normal course of business to customers in the United States. Management periodically performs credit analysis and monitors the financial conditions of its customers to reduce credit risk. The majority of the contract revenues and receivables outstanding are from large corporations which are prime contractors and subcontractors to the Federal government.
As of the balance sheet date, and periodically throughout the year, the Company maintained balances in various operating accounts in excess of federally insured limits.
Revenue Recognition
The Company recognizes revenue, when all of the following criteria have been met: (a) persuasive evidence of an arrangement exists, (b) delivery has occurred or services have been rendered, (c) the price to the customer is fixed or determinable, and (d) collectibility is reasonably assured.
The Company provides service on a “time and materials” basis. It recognizes revenue related to services performed under time and materials contracts in the period performed at standard billing rates.
Property and Equipment
Property and equipment is stated at cost. Depreciation is provided utilizing the straight-line method over the estimated useful life for owned assets, of 5 years. The cost of maintenance and repairs which do not significantly improve or extend the life of the respective assets are charged to operations as an expense as incurred.
Reclassification
In the prior year Statement of Cash Flows, the change in Accounts receivable — trade and bad debt expense have been reclassified to conform to the current year presentation.
Subsequent Events
The Company evaluates events and conditions arising after the balance sheet date to determine if they give rise to information that should be recorded or disclosed in the financial statements. The Company has made this evaluation through May 14, 2010, the date the financial statements were available to be issued.

2. PROPERTY AND EQUIPMENT
Property and equipment consists of the following at December 31:

	2009	2008

Property & equipment	$43	$43
Less: accumulated depreciation	22	13

	$21	$30

Depreciation expense for the years ended December 31, 2009 and 2008 was $9 and $9, respectively.
3. INCOME TAXES AND ACCOUNTING CHANGE
Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enacted date. We will establish a valuation allowance if we determine that it is more likely then not a deferred tax asset will not be recognized. The Company’s deferred income tax asset at December 31, 2008 of $80 relates to its allowance for doubtful accounts.
For the year ended December 31, 2009, the provision for income taxes consisted of:

	Current	Deferred	Total
Federal	$626	$70	$696
State	188	10	198

	$814	$80	$894

For the year ended December 31, 2008, the provision for income taxes consisted of:

	Current	Deferred	Total
Federal	$136	$(70)	$66
State	38	(10)	28

	$174	$(80)	$94

The provision for income taxes included in the accompanying financial statements differs from the tax provision that would be recorded on income before income taxes at the statutory Federal rate primarily due to the effects of graduated rates, state income taxes, the change in the allowance for doubtful accounts and certain nondeductible expenses.

On January 1, 2009, the Company adopted the new guidance for accounting for uncertainty in income taxes, which imposes a threshold for determining when an income tax benefit can be recognized. The threshold now imposed for financial statement reporting is generally higher than the threshold for claiming deductions in income tax returns. The adoption of that guidance resulted in a decrease to retained earnings of $930 which represents tax benefits and the associated penalties and interest that were realized through deductions in prior year returns through 2008 that have been deferred as of the beginning of 2009.
As of January 1, 2009, accrued interest and penalties associated with uncertain tax positions were $41 and $62, respectively. For the year ended December 31, 2009, accrued interest and accrued penalties associated with prior years uncertain tax positions increased by $50 and $80, respectively. The Company recognizes accrued interest and penalties associated with uncertain tax positions as part of other income and expense. No additional uncertain tax positions were recognized in the year ended December 31, 2009. Given these changes, the Liability for Unrecognized Tax Benefits was $1,060 at December 31, 2009.
In 2009, the Internal Revenue Service (the “Service”) completed an examination of the Company’s Federal income tax returns for 2006, 2007 and 2008. The examining agent proposed adjustments relating to officer compensation and other issues that, if sustained, would result in additional federal incomes taxes for those years. The Company does not agree with the adjustments proposed by the Service and has commenced the appeals process to contest the proposed tax deficiencies. The Company is confident that upon final resolution of the issue, any proposed tax deficiencies will be substantially reduced. Subject to the guidance for accounting for uncertainty in income taxes, a liability for unrecognized tax benefits, including applicable penalties and interest and the associated state taxes, interest, and penalties, assuming proper application of the proposed adjustments to state tax returns, of $1,060 has been recognized as of December 31, 2009.
The Company’s U.S. federal income tax returns prior to 2006 are closed, and, as stated above, the tax returns for 2006, 2007 and 2008 are currently under examination. U.S. state jurisdictions have statutes of limitations that generally range from three to five years.
4. RELATED PARTY TRANSACTIONS
In the past the Company has paid advance to or borrowed money from its shareholder. No interest was charged or collected on these amounts. No balances for either advances or borrowings were outstanding at December 31, 2009 or 2008. In 2009 the Company advanced a maximum of approximately $89 to the shareholder, while having no borrowings from the shareholder. In 2008 the Company advanced a maximum of approximately $319 to and borrowed a maximum of approximately $189 from the shareholder.
The Company paid a member of the shareholder’s family $119 and $178 during 2009 and 2008, respectively, for tax and accounting services performed. The Company paid directors fees of $15 and $12 during 2009 and 2008, respectively, to a different member of the shareholder’s family.

5. EMPLOYEE BENEFIT PLAN
The Company has a profit sharing plan, to which it contributes 25% of the total compensation of all employees. Contributions are paid into a third-party retirement fund 30 days after the end of each quarterly close. Contributions to the fund immediately vest. Contributions to the plan for the years ended December 31, 2009 and 2008 amounted to $2,053 and $1,485, respectively.
Effective December 31, 2009, the existing profit sharing plan was terminated and replaced by a SEP IRA plan effective January 1, 2010. The Company will continue to contribute 25% of total compensation to the SEP IRA plan which will be open to all employees who meet the minimum income threshold for participation in a SEP IRA.
6. COMMITMENTS AND CONTINGENCIES
The Company leases various physical space on a month-to-month basis. It also leases its primary corporate office space on a year-to-year basis. The Company’s lease commitment related to its primary corporate office space ends in December 2010 and consists of an obligation to pay a total of $7 in 12 even monthly payments. Rent expense for the years ended December 31, 2009 and 2008 was $29 and $39, respectively.